AMENDED EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”), dated and effective as of November 1, 2016 (the “Effective Date”), by and between BOXLIGHT CORPORATION, a Nevada corporation with an address at 1045 Progress Circle, Lawrenceville, Georgia (the “Corporation”), and SHERI LOFGREN an individual (hereinafter sometimes referred to as the “Executive”).

W I T N E S S E T H:

WHEREAS, the Corporation wishes to employ and retain the services of the Executive pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto intending to be bound hereby, it is hereinafter agreed as follows:

1.       Term. The Corporation hereby employs the Executive, and the Executive hereby accepts employment, for term commencing on Effective Date hereof and, subject to earlier termination as provided in Section 5 hereof, continuing for the period commencing on the Effective Date through December 31, 2017 (the “Initial Term”); which Initial Term may be renewed annually or extended by mutual agreement of the Corporation and the Executive (such Initial Term, as the same may be so renewed or extended, being hereinafter sometimes called the “Term of Employment”). The Executive shall perform the services specified herein, all upon the terms and conditions hereinafter stated. This Agreement may be extended only upon the written consent of the parties hereto.

2.       uties and Responsibilities.

a.       General. Executive shall serve as the chief financial officer of the Corporation (the “Chief Financial Officer”) and subject to the general direction and control of the President of the Corporation. As the Chief Financial Officer, the Executive shall have responsibility for the day-to-day operations of the Corporation and each of its direct or indirect existing or future subsidiaries, (collectively, the “BOXL Group”). In addition, the Chief Financial Officer shall have such other duties as are normally associated with and inherent in the executive capacity in which the Chief Financial Officer will be serving. The Chief Financial Officer also agrees to perform her responsibilities, without additional compensation (other than reimbursement of reasonable travel expenses), and provide such additional services as the President shall from time to time reasonably specify.

b.       Time. The Executive shall devote 100% of her professional and business time, attention and energy to the Business (as defined herein) of the BOXL Group as necessary and appropriate to further the interests of the BOXL Group, other than reasonable time spent performing non-profit and charitable community service. As used herein, the term “Business” shall mean and include the development, production and selling of interactive and traditional educational and learning products and services.

c.       Conflict of Interest. The Executive agrees to refrain from any interest, of any kind whatsoever, in any business competitive to the Business, and further acknowledges that she will not engage in any “conflict of interest” or form of activity that produces a conflict of interest with those of the BOXL Group unless agreed to in advance and in writing by both Executive and the Corporation.

d.       Business Opportunities The Executive covenants and agrees that if, during the Term of Employment, the Executive shall access, directly or indirectly, an investment or business opportunity that is directly or indirectly related to the Business of the BOXL Group (a “Business Opportunity”), the Executive shall submit full details of such Business Opportunity to the President of the Corporation, and such Business Opportunity shall be the sole property of the Corporation or other member of the BOXL Group designated by the Parent.

3.       Initial Compensation.

a.      Base Salary. During the Term of Employment the Corporation shall cause the BOXL Group to pay to the Executive a salary (the “Base Salary”) at an annual rate of One Hundred and Eighty Thousand ($180,000) Dollars.

b.      Bonuses. The Corporation agrees to pay to the Executive a bonus of $35,000 upon the effective date of the initial public offering.

c.     Incentive Option Grant. The Corporation previously granted to the Executive, options to purchase, subject to Section 3d below (the “Incentive Option Grant”), an aggregate of One Million Eight Hundred Twenty-Eight Thousand Five Hundred Fifty (1,828,550) shares of Corporation Common Stock (the “Option Shares”), at a purchase price of 2 cents per share (.02) (the “Option Price”). Due to subsequent stock splits from the initial grant, these options have since reversed to 307,319 options at an exercise price of 12 cents (.12) per share. At each subsequent filing, prior to the IPO, additional shares shall be granted as shall be equal to the difference between the options previously issued and (3%) of the “Fully Diluted Common Stock of the Corporation directly prior to the IPO effective date. All shares shall be amended to an option exercise price of par value. (.0001). Option Shares shall be subject to appropriate reduction and the Option Price shall remain at par in the event of a reverse split of the Corporation’s outstanding Common Stock. Conversely, the number of Option Shares shall be subject to appropriate increase and the Option Price shall remain at par in the event of a forward split of the Corporation’s outstanding Common Stock.

d.       Vesting Option Installments. For so long as the Executive remains in the full-time employ of the Corporation and/or its subsidiaries, the Incentive Option Grant set forth in Section 3c above will vest as follows: (1) Fifty percent (50%) of the remaining unvested options will vest on the effective date of this agreement; (2) all remaining unvested options shall vest on March 31, 2017.

e.       Payroll Policies. The Base Salary shall be payable in accordance with the regular payroll policies of the Corporation or the BOXL Group with respect to executive officers, in effect from time to time during the Term of Employment, which at a minimum, shall at least be on a monthly basis.

f.       Term Renewal. If an Executive Term of Employment shall be extended by mutual agreement of the parties beyond the Initial Term, the Base Salary shall be as mutually agreed between the Executive and the Corporation.

g.       Unilateral Modification. In addition, the Corporation shall have the right at any time to increase (but not decrease) the Base Salary, all as shall be determined by the President of the Corporation in the exercise of their sole discretion.

h. Other Consideration. The Corporation acknowledges that all compensation set forth herein shall be in addition to any and all consideration issued to the Executive in the form of shares of capital stock of the Corporation in accordance with the Exchange Agreement.

4.       Fringe Benefits.

a.       Benefit Plans. In addition to the other compensation payable to the Executive hereunder, and except as otherwise set forth herein, the Executive shall be eligible to participate in all pension, profit sharing, retirement savings plan, 401K or other similar benefit, medical, disability and other employee benefit plans and programs generally provided by the Corporation to its senior staff from time to time hereafter (other than those provided pursuant to separately negotiated individual employment agreements or arrangements), subject to, and to the extent the Executive are eligible for the respective terms of such benefit plans and programs.

b.       Expenses. During the Term of Employment, the Corporation shall pay or reimburse the Executive, upon submission of appropriate documentation by him, for all out-of-pocket expenses for entertainment, travel, meals, hotel accommodations, and the like incurred by him in the interest of the Business.

c.       Vacation. The Executive shall be entitled to four (4) weeks annual paid vacations per calendar year in accordance with Corporation policies.

d.       Insurance. During the Term of Employment, the Executive shall be entitled to participate in any group insurance plan, including health insurance, term life insurance, and disability insurance policies (collectively, “Corporation Plans”) maintained by the Corporation.

5.       Termination; Change of Control.

a.       Death. If a Executive shall die prior to the expiration of the Term of Employment, the Corporation shall have no further obligation hereunder, other than to the Executive or her estate except to pay to the Executive’s estate the amount of the Executive’s Base Salary accrued to the date of her death, plus any accrued but unpaid Bonus for fiscal year(s) preceding the Executive’s death. Such payment shall be made promptly after the date of death to the Executive’s estate, except for payment of the current fiscal year Bonus which shall be made at the end of the fiscal year in which death occurred.

b.       Disability. If prior to the expiration of the Term of Employment, the Executive shall be prevented, during a continuous period of ninety (90) days (the “Disability Period”), from performing her duties by reason of “disability,” the Corporation may terminate this Agreement, in which event the Executive shall receive: (i) her Base Salary accrued to the date upon which any determination of disability shall have been made as hereinafter provided, and continuing until the date on which disability income payments commence under the Parent Company’s long term disability plan (or the beginning of Social Security disability income, if sooner), which Base Salary payment may be reduced by the amount of any disability income payments the Executive may receive in connection with such occurrence of disability during the Disability Period under any policy or plan carried or maintained by or on behalf of the Corporation and under which the Executive is a beneficiary or participant, and (ii) any Bonus that would have been payable at the time of such termination for disability pursuant to Section 3(a)(iii). For purposes of this Agreement, the Executive shall be deemed to have become disabled when the President), upon the diagnosis of a reputable, licensed physician of the Corporation’s choice, in consultation with the Executive’s primary physician, shall have determined that the Executive shall have become unable to perform her duties under this Agreement, whether due to physical or mental incapacity or to infirmity caused by chronic alcoholism or drug use (excluding infrequent and temporary absences due to ordinary illness); provided that such incapacity shall have continued uninterrupted for a period of not less than ninety (90) days.

c.       Cause. Notwithstanding any other provision of this Agreement, if prior to the expiration of the Term of Employment, the Corporation shall have the right to discharge the Executive “for Cause,” as defined below, then this Agreement shall terminate effective upon such discharge, and upon such termination, neither the Corporation nor any other member of the Corporation shall have any further obligation to the Executive or her estate, except that the Corporation will cause the Corporation to pay to the Executive, within thirty (30) days of such termination, or in the event of her subsequent death, her estate, an amount equal to the Executive’s Base Salary, as provided in Section 3 hereof, accrued to the date of termination. In addition, the Executive shall not, after the date of termination, be entitled to receive any further Current Benefits, or other benefits, if any, under any Corporation Plans. In the event of termination of the Executive’s employment for Cause, neither the Corporation nor any member of the Corporation shall be obligated to pay, and the Executive shall not be entitled to receive, any Bonus. In addition, all Stock Options that have not been exercised by the Executive shall be submit to immediate cancellation.

For the purposes hereof, the term “Cause” shall mean and be limited to a discharge resulting from any one of the following:

(i)       the Executive’s conviction of a felony or any other crime involving moral turpitude,

(ii)       a breach by the Executive of her fiduciary duties to the Corporation as specified herein, or

(iii)       the Executive’s failure or refusal to follow the lawful polices or directives established by the President;

provided that in the case of clauses (ii) or (iii) above, the President shall have first given written notice thereof to the Executive on each occasion describing in reasonable detail the alleged breach, failure or refusal, and such breach or willful failure or refusal to follow written lawful policies or directives shall remain uncured for a period of twenty (20) days following receipt of each such notice.

d.       Termination Without Cause. Notwithstanding anything to the contrary, express or implied, contained in this Agreement, the Corporation by action of its Board of Directors, may terminate the employment of the Executive at any time without cause (a “Non-Cause Termination”); provided that the Corporation shall pay to the Executive severance pay equal to twelve (12) months of the Base Salary then in effect (the “Severance Payment”), payable in equal monthly installments over the twelve month period following such Non-Cause Termination. In the event of any Non-Cause Termination, the remaining unvested Stock Options granted to the Executive shall immediately vest.

e.        Other Reasons for Termination.

The Executive may terminate this Agreement prior to the end of the Term of Employment either (A) upon thirty (30) days written notice with Good Reason (“Termination With Good Reason”), or (B) for any or no reason by providing three (3) months’ advance written notice is given by the Executive to the Corporation.

As used herein, the term “Termination With Good Reason” shall mean: (a) a material reduction in the scope of the Executive’s title, authority, duties or responsibilities in effect as of the Effective Date, which reduction is not remedied by the Corporation within twenty (20) days after notification to the Corporation containing a reasonably detailed description of such reduction; (b) the Corporation’s breach of any material obligation owed to the Executive under this Agreement, including any Base Salary or Bonus payment obligations; provided that the Executive has given the Corporation notice thereof describing in reasonable detail the alleged breach or failure, and the Corporation has failed to cure such breach or failure within a period of forty-five (45) days following receipt of such notice.

6.       Certain Covenants of the Executive

a..       Confidential Information. The Executive acknowledges that in the course of her employment with the Corporation she may receive certain information, knowledge and data concerning the Business of the Corporation and its affiliates or pertaining to any individual, firm, corporation, partnership, joint venture, business, organization, entity or other person which the Corporation may do business with during the Term of Employment, which is not in the public domain, including but not limited to trade secrets, employee records, names and lists of suppliers and customers, programs, statistics, processes, techniques, pricing, marketing, software and designs, or any other matters, and all other confidential information of the Corporation and its affiliates acquired in connection with the Executive’s employment (hereinafter referred to collectively as “Confidential Information”), which the Corporation and its affiliates desire to protect. The Executive understands that such Confidential Information is confidential, and she agrees not to reveal or disclose or otherwise make accessible such Confidential Information to anyone outside of the Corporation or any affiliate and their respective officers, employees, directors, consultants or agents, so long as the confidential or secret nature of such Confidential Information shall continue, whether or not he is employed by the Corporation, except as may be required by law, regulation or court order.

b.       Return of Information. At such time as the Executive shall cease to be employed by the Corporation or the Corporation for whatever reason or at any other time the Corporation may reasonably request, she shall promptly deliver and surrender to the Corporation all papers, memoranda, notes, records, reports, sketches, specifications, designs and other documents, writings (and all copies thereof), and other property produced by him or coming into her possession by or through her employment hereunder and relating to the Confidential Information referred to in this Section 6 or otherwise to the Business, and the Executive agrees that all such materials will at all times remain the property of the Corporation.

c.       Non-Competition Agreement. The Executive acknowledges that the agreements and covenants contained in this Section 6(c) are essential to protect the business, goodwill, trade secrets and confidential information of the Corporation and are appropriate in scope and the Business is conducted throughout the world. Executive covenants and agrees that during the period commencing on the Effective Date and ending on the earliest to occur of: (a) the second (2nd) anniversary following the expiration of the Term of this Agreement, or (b) the second (2nd) anniversary following the termination of the Executive’s employment with the Corporation for Cause, or (c) the second (2nd) anniversary following the termination of Executive’s employment with the Corporation without good reason, or (d) immediately following the Executive’s termination of employment for Good Reason or (e) provided, that the Executive receives her Severance Payment, six (6) months following the Corporation’s termination of the Executive’s without cause (each, a “Restricted Period”), the Executive shall not, directly or indirectly, (i) engage in any related business activity in the Territory that competes with the Business; (ii) render any services to any person for use in competing with the Corporation in connection with the Business in the United States; or (iii) have an interest in any person engaged in any business that competes with the Corporation in connection with the Business in the United States, directly or indirectly, in any capacity, including as a partner, member, officer, director, manager, principal, agent, trustee or consultant or any other relationship or capacity; provided, however, that each Restricted Party may own, directly or indirectly, solely as an investment, securities of any Person which are publicly traded if such Restricted Party (A) is not a controlling person of, or a member of a group which controls, such person and (B) does not, directly or indirectly, own 5% or more of any class of securities of such Person; or (iv) interfere with business relationships (whether formed heretofore or hereafter) between Buyer or any of its Affiliates and customers, suppliers or prospects of the Business.

d.       Agreement Not to Solicit. For so long as the Executive shall be employed with the Corporation and for a period of two (2) years following the termination of this Agreement for any reason, the Executive agrees that she will not, either directly or indirectly, through any person, firm, association, corporation, partnership, agency or other business entity or person with which he is now or may hereafter become associated, (i) cause or induce any present or future employee of the Corporation to leave the employ of the Corporation or any affiliate to accept employment with the Executive or with such person, firm, association or corporation, agency or other business entity or (ii) solicit any person or entity which is a customer of the Corporation for the purpose of directly or indirectly furnishing services competitive with the Corporation.

e.      Scope. It is expressly agreed that if any restrictions set forth in this Section 6 are found by any court having jurisdiction to be unreasonable because they are too broad in any respect, then and in each such case, the remaining restrictions herein contained shall, nevertheless, remain effective, and this Agreement, or any portion thereof, shall be considered to be amended so as to be considered reasonable and enforceable by such court, and the court shall specifically have the right to restrict the business or geographical scope of such restrictions to any portion of the business or geographic areas described above to the extent the court deems such restriction to be necessary to cause the covenants to be enforceable, and in such event, the covenants shall be enforced to the extent so permitted.

f.       Specific Performance. The Executive acknowledges that a remedy at law for any breach or attempted breach of Section 6 of this Agreement may be inadequate, and agrees that the Corporation shall be entitled to seek specific performance and injunctive and other equitable relief in case of any such breach or attempted breach, and further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or any other equitable relief.

7. Indemnification. Throughout the Term of Employment, the Corporation hereby agrees to maintain officers and directors liability insurance with one or more recognized insurance carriers and to cover the Executive under all of such policies and to provide indemnity to the Executive, in her capacity described in this Agreement, to the fullest extent provided under Georgia Law as provided herein. In addition, throughout the Term of Employment, the Corporation hereby agrees to agree to indemnify, defend and hold harmless the Executive and her Affiliates and, if applicable, the directors, officers, shareholders, employees, attorneys, accountants, agents and representatives of any affiliate of the Executive and the heirs, successors and assigns of the Executive or her affiliates (collectively, the “Indemnified Parties”) to the fullest extent permitted under Georgia law, from and against any and all claims, liabilities, costs, expenses, including without limitation the payment by the Corporation of all legal fees, court costs and filing fees, as incurred by the Executive (collectively, “Claims”), based upon, arising out of or otherwise in respect of (i) any act of omission or commission by the Corporation or its board of directors, (ii) the failure of the Corporation to perform or observe fully any covenant, agreement or provision to be performed or observed by the Corporation to any third party, or (iii) any third-party Claim arising out of or in connection with the operation of the Business of the Corporation.

8. Severability. In case of any term, phrase, clause, Section, section, restriction, covenant, or agreement contained in this Agreement shall be held to be invalid or unenforceable, the same shall be deemed, and it is hereby agreed that the same are meant to be several, and shall not defeat or impair the remaining provisions hereof.

9. Waiver. The waiver by the Corporation of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver of any subsequent or continuing breach of this Agreement by the Executive.

10. Assignment; Binding Affect. This Agreement may not be assigned under any circumstances by either party. Neither the Executive nor her estate shall have any right to commute, encumber or dispose any rights to receive payments hereunder, it being agreed that such payment and the right thereto are nonassignable and nontransferable. Subject to the provisions of this Section 9 this Agreement shall be binding upon and inure to the benefit of the parties hereto, the Executive’s heirs and personal representatives, and the successors and assigns of the Corporation.

11. Amendments. This Agreement may not be changed, amended, terminated or superseded orally, but only by an agreement in writing, nor may any of the provisions hereof be waived orally, but only by an instrument in writing, in any such case signed by the party against whom enforcement of any change, amendment, termination, waiver, modification, extension or discharge is sought.

12. Entire Agreement; Amendment; Governing Law. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the matters covered hereby. Only an instrument in writing executed by the parties hereto may amend this Agreement.

13. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia. All actions and proceedings arising out of or relating to this Agreement shall be brought by the parties and heard and determined only in a Federal or state court located in the City of Atlanta and State of Georgia and the parties hereto consent to jurisdiction before and waive any objections to the venue of such Federal and Georgia courts. The parties hereto agree to accept service of process in connection with any such action or proceeding in any manner permitted for a notice hereunder.

14. Attorneys’ Fees. Except as otherwise provided in Section 7 above, in the event that any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party or parties shall be entitled to recover from the other party or parties upon final judgment on the merits reasonable attorneys’ fees, including attorneys’ fees for any appeal and costs incurred in bringing such suit or proceeding.

15. Headings. All descriptive headings of the several Sections or Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and same instrument. Facsimile and PDF signatures hereto shall have the same validity as original signatures hereto.

17. Representations and Warranties. (a) Executive represents and warrants to Corporation that (i) Executive is under no contractual or other restriction or obligation which is inconsistent with her execution of this Agreement or performance of her duties hereunder, (ii) Executive has no physical or mental disability that would hinder her performance of her duties under this Agreement, and (iii) she has had the opportunity to consult with an attorney of her choosing in connection with the negotiation of this Agreement.

18. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be sent by certified mail, by personal delivery or by overnight courier to the Executive at her residence (as set forth in Corporation’s corporate records) or to the Corporation at its principal office and shall be effective upon receipt, if by personal delivery, three (3) business days after mailing, if sent by certified mail or one (1) business day after deposit with an overnight courier.

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IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date and year first above written.

Corporation:

BOXLIGHT CORPORATION

By:
Name:	Michael Pope
Title:	President

Executive:

By:
Sheri Lofgren